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                                                                   EXHIBIT 10.40

                                                                  EXECUTION COPY

                 THIRD AMENDMENT TO AMENDED AND RESTATED BINDING
                                   TERM SHEET

      This THIRD AMENDMENT TO AMENDED AND RESTATED BINDING TERM SHEET (this "AMENDMENT") is made effective as of April 12, 2005 by and between NORTHWEST BIOTHERAPEUTICS, INC., a Delaware corporation (the "COMPANY"), and TOUCAN CAPITAL FUND II, L.P., a Delaware limited partnership ("TOUCAN").

                                    RECITALS

      WHEREAS, the Company and Toucan are party to that certain Binding Convertible Preferred Stock Term Sheet originally dated April 26, 2004 and amended and restated on October 22, 2004 as further amended on December 27, 2004 and January 26, 2005 (the "CONVERTIBLE PREFERRED STOCK TERM SHEET").

      WHEREAS, concurrently herewith, the Company and its affiliates, if any, and Toucan and its designees, are entering into Amendment No. 5 (the "FIFTH AMENDMENT") to that certain Amended and Restated Recapitalization Agreement by and between the parties thereto; and

      WHEREAS, in connection with the Fifth Amendment, the Company and Toucan desire to amend the Convertible Preferred Stock Term Sheet as provided herein.

                                    AGREEMENT

      NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Toucan agree as follows:

      1. The paragraph of the Convertible Preferred Stock Term Sheet entitled "Warrants:" is hereby amended and restated in its entirety as follows:

      "The Company shall issue $6.3 million in warrant coverage on the first $6.3 million Convertible Preferred Stock purchased for cash (the "Preferred Stock Warrants"). Preferred Stock Warrants shall not be issued upon conversion of notes, exercise of warrants, or other conversion or exercise. The number of warrants to be so issued shall be determined on the basis of $0.10 per share. If the total of $6.3 million is invested in Convertible Preferred Stock, the number of warrants issued shall be exercisable for 63 million shares of Convertible Preferred Stock. The exercise price of such Preferred Stock Warrants shall be $.04 per share (subject to adjustment for stock splits, stock dividends and the like). The exercise period shall commence upon issuance of the Preferred Stock Warrants, and shall continue for a period of seven (7) years after their respective issuance dates."

      2. Unless specifically modified or changed by the terms of this Amendment, all terms and conditions of the Convertible Preferred Stock Term Sheet shall remain in effect and shall apply fully as described and set forth in the Convertible Preferred Stock Term Sheet.

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                                                                  EXECUTION COPY

      3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                                       2.
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                                                                  EXECUTION COPY

      The Company and Toucan have executed this THIRD AMENDMENT TO AMENDED AND RESTATED BINDING TERM SHEET as of the day and year first written above.

TOUCAN CAPITAL FUND II, L.P.                     NORTHWEST BIOTHERAPEUTICS, INC.

By: /s/ Linda Powers                      By: /s/ Alton Boynton
Name: Linda Powers                                Name: Alton L. Boynton
Title: Managing Director                          Title: President

                                       3.